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                                                                    EXHIBIT 23.1


             REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Diedrich Coffee, Inc.:

The audits referred to in our report dated September 22, 2000, except as to paragraphs 3 through 5 of note 6 which are as of September 26, 2000, included the related financial statement schedule as of June 28, 2000, and for the year ended June 28, 2000, the twenty-two weeks ended June 30, 1999, and the years ended January 27, 1999 and January 28, 1998. This financial statement schedule is the responsibility of the management of Diedrich Coffee, Inc. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the Registration Statement on Form S-8 for the Stock Option Plan and Agreement with J. Michael Jenkins and the Diedrich Coffee, Inc. 2000 Equity Incentive Plan of our report dated September 22, 2000, except as to paragraphs 3 through 5 of note 6 which are as of September 26, 2000, with respect to the consolidated financial statements of Diedrich Coffee, Inc. as of June 28, 2000 and June 30, 1999 and for the year ended June 28, 2000, the twenty-two weeks ended June 30, 1999, and the years ended January 27, 1999 and January 28, 1998, which report appears in the June 28, 2000 annual report on Form 10-K of Diedrich Coffee, Inc.

We consent to the reference to our firm as "experts" under the heading "Incorporation of Documents by Reference" in this Registration Statement.


                                        /s/ KPMG LLP


Orange County, California
December 19, 2000